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                                                              EXHIBIT 10.25

                                      AGREEMENT


         THIS AGREEMENT is made effective as of the 1st day of October, 1996, by and between Strategic Diagnostics Inc., a Delaware corporation ("SDI") and EnSys Environmental Products, Inc., a Delaware corporation ("EnSys").

                                      BACKGROUND

         SDI and EnSys expect to enter into an Agreement and Plan of Merger dated as of October __, 1996 (the "Merger Agreement") and for that reason, in anticipation of the closing of the merger contemplated therein, SDI and EnSys desire to enter into the agreements contained herein.

                                      AGREEMENTS

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, SDI and EnSys agree as follows:

         1.   LICENSE.

              (a) Subject to the terms and conditions of this Agreement, SDI hereby grants to EnSys an exclusive, worldwide right and license to market, distribute and sell the products described on Schedule A attached hereto (the "Licensed Products") for the Term, subject only to the existing rights and licenses of SDI's distributors as of the date hereof as described on Schedule B attached hereto.

              (b) EnSys shall sell the Licensed Products under the existing names, in accordance with current product information and specifications, and shall use all reasonable efforts to market, promote and sell the Licensed Products in the ordinary course of business; provided, however, that EnSys shall be entitled to set the price and payment terms for the Licensed Products in its discretion, and all invoices for such Licensed Products shall be in EnSys' name.

         2.   ROYALTY FEES.

              (a) Subject to Section 2(b), EnSys agrees to pay to SDI for the license of the Licensed Products a one time license fee of Three Hundred Thousand Dollars ($300,000), payable upon the execution of this Agreement, plus for each month during

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the Term, commencing the next month after cumulative Net Revenues (as hereinafter defined) of EnSys derived from the sale of Licensed Products exceed $2,000,000 (each month of which is referred to herein as an "Accrual Period"), EnSys shall pay to SDI royalty fees ("Royalty Fees") in the amount of 15% of Net Revenues of EnSys derived from the sale of Licensed Products. The term "Net Revenues" shall mean sales at the invoiced price of Licensed Products after deduction of all trade and quantity discounts actually allowed; freight; allowance for credit or returns; sales commissions actually paid to third parties who are not affiliates; value-added taxes, sales taxes, customer duties or purchase taxes borne by EnSys.

              (b)  In the event of a termination of this Agreement under
Section 10(a)(i) due to a default by SDI, then SDI shall promptly refund to EnSys as the full and complete liquidated damages for its default hereunder (but subject to Section 16(a) hereof), an amount equal to: (i) $300,000; LESS (ii) 15% of the Net Revenues of EnSys derived from the sale of Licensed Products between the date hereof and the effective date of such termination.

         3. VERIFICATION BY SDI. For the purpose of verifying the accuracy of the Royalty Fees payable to SDI, EnSys shall produce and forward to SDI a monthly invoicing report that is certified by a financial officer of EnSys within 20 days after the close of each Accrual Period, together with the payment for the Royalty Fees for such Accrual Period. SDI has the right to appoint a certified public accountant to audit EnSys' books and records at any time upon three (3) days' prior written notice to EnSys and during customary business hours. Such audit shall be at the expense of SDI, unless the audit reveals an underpayment by EnSys of 10% or more of Royalty Fees payable to SDI pursuant hereto.

         4. INDEPENDENT CONTRACTOR. Each of SDI and EnSys, in the performance of this Agreement, will be acting in its own separate capacity and not as an agent, partner, joint venturer or associate of the other. It is expressly understood and agreed that the relationship between the parties hereto is that of an independent contractor in all manners and respects and that neither party is authorized to bind the other to any liability or obligation or to represent that it has any such authority. Each party hereto shall pay all salaries, benefits and expenses of, and shall be responsible solely for its employees and shall have no obligation or liability of any kind with respect to the

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employees of the other party, subject to SDI being reimbursed by EnSys in accordance with Section 8 hereof.

         5. SERVICES OF ENSYS. Subject to all of the terms and conditions contained in this Agreement, EnSys hereby agrees, during the Term, to provide the following (collectively, the "EnSys Services"):

              (a) management services reasonably necessary to manage and operate the day-to-day business at SDI's facility located at 375 Pheasant Run, Newtown, Pennsylvania (the "Newtown Facility") solely with respect to the Licensed Products, but with no obligation or responsibility to make strategic decisions regarding the future of the business or the product line, all of which shall remain with SDI;

              (b) from the Newtown Facility: (i) the services necessary to sell, market and distribute the Licensed Products; and (ii) the services necessary for all final assembly, packaging and shipping of all Licensed Products;

              (c) at the Newtown Facility, any EnSys personnel reasonably necessary to perform the EnSys Services and manage those employees of SDI that are working at the Newtown Facility to assist EnSys in the performance of the EnSys Services;

              (d) customer information services regarding the Licensed Products; and

              (e) accounting and cash management services, including installing and operating the Impact Financial Management computer system.

         6. SERVICES OF SDI. Subject to all of the terms and conditions contained in this Agreement, SDI hereby agrees, during the Term, to provide to EnSys the following (collectively, the "SDI Services"):

              (a) at the Newtown Facility, the SDI personnel described on Schedule C attached hereto to assist EnSys in the performance of the EnSys Services;

              (b) at the Newtown Facility, at a price equal to SDI's cost, for which SDI shall be paid by EnSys in accordance with Section 8, all of SDI's inventory of Licensed Products as of the date hereof (including all work in process) and, all raw materials and supplies, plus the fully manufactured and processed

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critical reagents, necessary for final assembly of the Licensed Products;

              (c) full and unrestricted access to the Newtown Facility and access to all office space, equipment and utilities necessary to operate the Newtown Facility in substantially the same manner as operated by SDI prior to the date hereof;

              (d) all product literature, customer lists, trade secrets and other intellectual property rights necessary to assemble and sell the Licensed Products in accordance herewith; and

              (e) manufacturing services at SDI's facility at 128 Sandy Drive, Newark, Delaware (the "Delaware Facility") necessary to manufacture and produce the critical reagents necessary for the Licensed Products.

         7. TRANSITION PERIOD AND SCHEDULE FOR SERVICES. It is agreed by the parties that the nature of this Agreement requires a transition period during which activities previously performed by each party at other locations will be transferred to and become part of the Services to be performed hereunder. It is anticipated by the parties that the transition will begin immediately upon execution of this Agreement, and as soon as possible:

              (a) EnSys will perform assembly and shipment of all Licensed Products from the Newtown Facility;

              (b) To the extent the parties mutually agree that it is economically feasible, EnSys will perform assembly and shipment of all of its environmental products from the Newtown Facility; and

              (c) To the extent the parties mutually agree that it is economically feasible, EnSys will use all reasonable efforts to transfer to and make SDI knowledgeable enough with its know-how so that SDI is able to manufacture the critical reagents for EnSys' environmental products from the Delaware Facility.

         8. PAYMENTS. In consideration of the performance of the SDI Services, EnSys hereby agrees to pay to SDI an amount equal to SDI's full direct: (i) costs for the use, occupancy and operation of the Newtown Facility, including but without limitation all costs owed by SDI under its lease for the Newtown Facility, all insurance, taxes, and utility costs, all costs

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associated with maintenance, trash and waste removal, and security costs, incurred during the Term in connection with the performance of the SDI Services and the EnSys Services; (ii) labor costs for SDI employees incurred during the Term in connection with the performance of EnSys Services and SDI Services, regardless of their location; and (iii) costs of materials, supplies, inventory, and critical reagents transferred by SDI to EnSys pursuant to Section 7(b) (collectively, the "SDI Service Fee"). SDI shall bill EnSys monthly for the SDI Service Fee and EnSys shall pay the SDI Service Fee within 10 days of receipt of the invoice.

         9. TERM. Unless sooner terminated in accordance with Section 10 hereof, the term of this Agreement (the "Term") shall continue until the earlier of the Effective Time (as defined in the Merger Agreement) or upon the termination of the Merger Agreement for any reason.

        10.   TERMINATION.

              (a) This Agreement will immediately and automatically terminate on and as of the date any of the following occur:

                   (i) failure of either party to comply with any of the material terms of this Agreement after twenty (20) days written notice of such failure or violation by the other party giving notice of such default or non-compliance and written notice of its intention to so terminate, unless within such twenty (20) day period the defaulting party has cured such default; or

                   (ii) the filing of a petition in bankruptcy by either party or the making by either party of any assignment for the benefit of creditors; or if any involuntary petition in bankruptcy or petition for an arrangement pursuant to the Bankruptcy Code is filed against either of the parties and is not dismissed within thirty (30) days; or if a receiver is appointed for the business of either party, or any part thereof.

              (b) In addition to the provisions of Section 2(b), in the event of termination for any reason, all sums incurred but not yet paid by EnSys to SDI as Royalty Fees or SDI Service Fees shall immediately become due and payable.

              (c) Upon termination of this Agreement, each party shall return to the other all copies of all trade secrets

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and confidential information of such party, including, but without limitation, all customer information and commercially sensitive information, and shall take all other actions required under the Confidentiality Agreement (as defined in the Merger Agreement).

         11.  TITLE.

              (a) Title to all SDI property used by EnSys under this Agreement shall remain with SDI and, upon the termination of this Agreement, EnSys shall make available such property to SDI and EnSys shall vacate the Newtown Facility as promptly as reasonably practicable. If either party is required to pay liquidated damages pursuant to Section 8.4 of the Merger Agreement in connection with such termination, such party shall also pay all of the costs of EnSys vacating the Newtown Facility. Otherwise, such costs shall be borne equally by SDI and EnSys.

              (b) Title to all EnSys property used by SDI under this Agreement shall remain with EnSys and, upon the termination of this Agreement, SDI shall promptly make available such property to EnSys at the Newtown Facility.

         12. LICENSES, CONSENTS AND APPROVALS. EnSys and SDI shall each grant or use all reasonable efforts to cause to be granted to the other on a royalty free basis, for the term of this Agreement or any extension hereof, all licenses and sublicenses and shall use all reasonable efforts to obtain all consents and approvals necessary to carry out the intent of this Agreement.

         13. REPRESENTATIONS AND WARRANTIES OF ENSYS. EnSys represents and warrants that:

              (a) EnSys is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, is duly qualified and in good standing to conduct business in those jurisdictions in which its ownership of property or the conduct of its business requires such qualification, and has the requisite power and authority to make and perform its obligations under this Agreement, and under all other documents delivered to SDI pursuant hereto and to carry out the transaction contemplated hereby and thereby.

              (b) The execution, delivery and performance of this Agreement and the execution and delivery of all other documents delivered to SDI pursuant hereto have been duly

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authorized by all requisite corporate action of EnSys and will not violate any provision of law or any judgment, order or regulation of any court or of any public or governmental agency or authority applicable to EnSys or any certificate of incorporation, by law or capital stock provision of EnSys or conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of EnSys pursuant to the terms of any Agreement, indenture or instrument to which it is a party or by which either it or any of its properties are bound.

              (c) This Agreement, and all other documents delivered to SDI pursuant hereto when executed and delivered by EnSys will be legal, valid and binding obligations of EnSys in accordance with their respective terms.

              (d) There is no claim, litigation or governmental proceeding against EnSys or any of its subsidiaries now pending or, to the knowledge of EnSys, threatened, which is substantial in amount or which, if adversely determined would have a material adverse effect on the financial condition or business of EnSys or any of its subsidiaries, or would adversely affect the ability of EnSys or any of its subsidiaries or SDI to perform their respective obligations under this Agreement, or under any other document delivered to SDI pursuant hereto.

              (e) No approval, consent or authorization of, or registration, declaration or filing with, any governmental or public body or authority of any third party is required in connection with the valid execution, delivery and performance of this Agreement, or any other document delivered to SDI pursuant hereto, except such as have been obtained.

         14. REPRESENTATIONS AND WARRANTIES OF SDI. SDI represents and warrants that:

              (a) SDI is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, is duly qualified and in good standing to conduct business in those jurisdictions in which its ownership of property or the conduct of its business requires such qualification, and has the requisite power and authority to make and perform its obligations under this Agreement, and under all other documents delivered to EnSys pursuant hereto and to carry out the transaction contemplated hereby and thereby.

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              (b)  The execution, delivery and performance of this Agreement and the execution and delivery of all other documents delivered to EnSys pursuant hereto have been duly authorized by all requisite corporate action of SDI and will not violate any provision of law or any judgment, order or regulation of any court or of any public or governmental agency or authority applicable to SDI or any certificate of incorporation, bylaw or capital stock provision of SDI or conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of SDI pursuant to the terms of any Agreement, indenture or instrument to which it is a party or by which either it or any of its properties are bound.

              (c) This Agreement, and all other documents delivered to EnSys pursuant hereto when executed and delivered by SDI will be legal, valid and binding obligations of SDI in accordance with their respective terms.

              (d) There is no claim, litigation or governmental proceeding against SDI or any of its subsidiaries now pending or, to the knowledge of SDI, threatened, which is substantial in amount or which, if adversely determined would have a material adverse effect on the financial condition or business of SDI or any of its subsidiaries, or would adversely affect the ability of SDI or any of its subsidiaries or EnSys to perform their respective obligations under this Agreement, or under any other document delivered to EnSys pursuant hereto.

              (e) No approval, consent or authorization of, or registration, declaration or filing with, any governmental or public body or authority or any third party is required in connection with the valid execution, delivery and performance of this Agreement, or any other document delivered to EnSys pursuant hereto, except such as have been obtained.

              (f) SDI has all rights, including, without limitation, all intellectual property rights, necessary to enter into and perform its obligations under this Agreement and to grant to EnSys all of the rights herein granted.

              (g) There is no claim, litigation or governmental proceeding against SDI or any of its subsidiaries now pending or, to the knowledge of SDI, threatened in writing relating to the Licensed Products or any components thereof or uses therefor.

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         15.  RESTRICTIVE COVENANTS.  Each party covenants and agrees that during the Term, unless the other party, in its reasonable discretion, shall consent in writing, it shall not (and shall not permit any of its subsidiaries to) hire any employee of the other party; provided, however that both parties and their respective employees shall be entitled to engage in discussions and negotiations concerning such employees' roles in the Surviving Corporation (as defined in the Merger Agreement).

         16.  INDEMNIFICATION.

              (a) INDEMNIFICATION BY SDI. SDI hereby indemnifies and holds EnSys harmless from and against any and all liability, losses, damages, claims or causes of action, and expenses connected therewith, including reasonable attorney's fees, caused directly or indirectly, by or as a result of, any negligence, gross negligence or willful misconduct by SDI or any of its employees, any material breach of this Agreement by SDI, or anything arising in connection with the products or facilities of SDI occurring prior to the date of this Agreement.

              (b) INDEMNIFICATION BY ENSYS. EnSys hereby indemnifies and holds SDI harmless from and against any and all liability, losses, damages, claims or causes of action, and expenses connected therewith, including reasonable attorneys fees, caused directly or indirectly, by or as a result of, any negligence, gross negligence or willful misconduct of EnSys or any of its employees, or of any material breach of this Agreement by EnSys, or anything arising in connection with the products or facilities of EnSys occurring prior to the date of this Agreement.

              (c) NOTICES. The party seeking indemnification shall promptly notify in writing the other party of any claim asserted against it for which such indemnification is sought, and shall promptly deliver to the party from whom indemnification is sought a true copy of any summons or other process, pleading or notice issued in any lawsuit or other proceeding to assert or enforce such claim. Where acceptance of its obligation to indemnify is deemed proper by the indemnifying party, the indemnifying party shall control the investigation, trial and defense of such lawsuit or action (including all negotiations to effect settlement) and any appeal arising therefrom and shall employ or engage attorneys of its own choice. The party seeking indemnification may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The party seeking indemnification,

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its employees, agents, servants and representatives shall provide full cooperation to the indemnifying party at all times during the pendency of the claim or lawsuit, including, without limitation, providing them with all available information concerning the claim.

         17.  MISCELLANEOUS.

              (a) This Agreement, together with the Merger Agreement, contains the entire understanding between the parties and supersedes all prior agreements between them relating to the subject matter hereof, except that any and all Confidentiality Agreements, and any amendments thereto between the parties and their subsidiaries shall remain in full force and effect. No amendment or modification shall be binding unless evidenced by a writing signed by all parties.

              (b) The failure of any party to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of such right nor operate to bar the exercise or performance thereof at any time or times thereafter, nor shall a waiver of any right hereunder at any given time, including rights to any payments, be deemed a waiver thereof for any other time.

              (c) No party to this Agreement shall be liable for failure to perform any duty or obligation that said party may have under the Agreement where such failure has been occasioned by any act of God, fire, strike, inevitable accident, war or any cause outside the reasonable control of the party who had the duty to perform.

              (d) If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, the parties shall, if possible, agree on a legal, valid and enforceable substitute provision which is as similar in effect to the deleted provision as possible. The remaining portion of the Agreement not declared illegal, invalid or unenforceable shall, in any event, remain valid and effective for the term remaining unless the provision found illegal, invalid or unenforceable goes to the essence of this Agreement.

              (e) This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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              (f)  Section headings contained in this Agreement are for
reference purposes only and shall not affect, in any way, the meaning and interpretation of this Agreement.

              (g) This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by the law of the State of Delaware.

         IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first above written.

                             STRATEGIC DIAGNOSTICS INC.


                             By: /s/ Richard C. Birkmeyer
                                -------------------------------------
                             Title: President and Chief
                                    Executive Officer


                             ENSYS ENVIRONMENTAL PRODUCTS, INC.



                             By: /s/ Grover C. Wrenn
                                -------------------------------------
                             Title: President and Chief
                                    Executive Officer

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                                  LICENSED PRODUCTS




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